                                                                    Exhibit 23.2





                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Global MAINTECH Corporation:

We consent to the use of our report incorporated herein by reference.

Our report dated April 14, 2000, contains an explanatory paragraph that states that the Company has suffered losses from operations and has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the method of accounting for depreciation.



                                        /s/ KPMG LLP


Minneapolis, MN
May 30, 2000